EXHIBIT 99.135

                                [GRAPHIC OMITTED]
                              North Valley Bancorp


North Valley Bancorp Declares Cash Dividend

         May 24, 2007 - REDDING, CA--(MARKETWIRE) - The Board of Directors of North Valley Bancorp (NASDAQ: NOVB), has declared a cash dividend of $0.10 (ten cents) per common share. The dividend is payable on July 2, 2007 to holders of record at the close of business on June 15, 2007.

         North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank ("NVB"), operates twenty-six commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Solano, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and seven Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company's website address at www.novb.com for more information.


For further information contact:

Michael J. Cushman                     or    Kevin R. Watson
President & Chief Executive Officer          EVP & Chief Financial Officer
(530) 226-2900  Fax: (530) 221-4877          (530) 226-2900  Fax: (530) 221-4877